Exhibit 10.8


                      A.A.P.L. Form 610-1982

                  MODEL FORM OPERATING AGREEMENT








                       OPERATING AGREEMENT


                              DATED


                         Feb. 1    , 1994


OPERATOR Wagman Petroleum, Inc.


CONTRACT AREA Various leases: See Exhibit "A"



COUNTY OR PARISH OF Coke, Coleman & Runnels STATE OF Texas








                        COPYRIGHT 1982 ALL RIGHTS RESERVED
                        AMERICAN ASSOCIATION OF PETROLEUM
                        LANDMEN, 4100 FOSSIL CREEK BLVD.
                        FORT WORTH, TEXAS 76137, APPROVED FORM.
                        A.A.P.L. NO. 610 - 1982 REVISED



GUIDANCE IN THE PREPARATION OF THIS AGREEMENT:

1.     Title Page - Fill in blanks as applicable.

2.     Preamble, Page 1 - Enter name of Operator.

3.     Article II - Exhibits:
       (a)     Indicate Exhibits to be attached.
       (b) If it is desired that no reference be made to non-discrimination, the reference to Exhibit "F" should be deleted.

4. Article III.B. - Interests of Parties in Costs and Production - Enter royalty fraction as agreed to by parties.

5. Article IV.A. - Title Examination - Select option as agreed to by the parties.

6. Article IV.B. - Loss of Title - If "Joint Loss" of Title is desired, the following changes should be made:
       (a)     Delete Articles IV.B.1 and IV.B.2.
       (b) Article IV.B.3 Delete phrase "other than those set forth in Articles IV.B.1 and IV.B.2 above."
       (c) Article VII.E. Change reference at end of the first grammatical paragraph from "Article IV.B.2" to "Article IV.B.3."
       (d) Article X. - Add as the concluding sentence - "All claims or suits involving title to any interest subject to this agreement shall be treated as a claim or a suit against all parties hereto."

7.     Article V - Operator - Enter name of Operator.

8.     Article VI.A - Initial Well:
       (a)     Date of commencement of drilling.
       (b)     Location of well.
       (c)     Obligation depth.

9. Article VI.B.2.(b) - Subsequent Operations - Enter penalty percentage as agreed to by parties.

10. Article VI.C. - Taking Production in Kind - If a Gas Balancing Agreement is not in existence nor attached hereto as Exhibit "E", then use Alternate Page 8.

11. Article VII.D.l. - Limitation of Expenditures - Select option as agreed to by parties.

12. Article VII,D.3. - Limitation of Expenditures - Enter limitation of expenditure of Operator for single project and amount above which Operator may furnish information AFE.

13. Article IX. Internal Revenue Code Election - Delete this article in the event the agreement is a Tax Partnership and Exhibit "G" is attached.

14. Article X. Claims and Lawsuits - Enter claim limit as agreed to by parties.

15.    Article XIII. - Term of Agreement:
       (a)     Select Option as agreed to by parties.

       (b)     If Option No. 2 is selected, enter agreed number of days in two
               (2) blanks.

16.    Article XIV.B Governing Law - Enter state as agreed to by parties.

17.    Signature Page - Enter effective date.



                             TABLE OF
                             CONTENTS

Article


I.     DEFINITIONS

II.    EXHIBITS

Ill.   INTERESTS OF PARTIES
       A.     OIL AND GAS INTERESTS
       B.     INTERESTS OF PARTIES IN COSTS AND PRODUCTION
       C.     EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS

       D.     SUBSEQUENTLY CREATED INTERESTS

IV.    TITLES
       A.     TITLE EXAMINATION
       B.     LOSS OF TITLE
              1.     Failure of Title
              2.     Loss by Non-Payment or Erroneous Payment of Amount Due
              3.     Other Losses

V.     OPERATOR
       A.     DESIGNATION AND RESPONSIBILITIES OF OPERATOR
       B.     RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR
              1.     Resignation or Removal of Operator
              2.     Selection of Successor Operator
       C.     EMPLOYEES
       D.     DRILLING CONTRACTS

VI.    DRILLING AND DEVELOPMENT
       A.     INITIAL WELL
       B.     SUBSEQUENT OPERATIONS.
              1.     Proposed Operations
              2.     Operations by Less than All Parties
              3.     Stand-By Time
              4.     Sidetracking
       C.     TAKING PRODUCTION IN KIND
       D.     ACCESS TO CONTRACT AREA AND INFORMATION
       E.     ABANDONMENT OF WELLS
              1.     Abandonment of Dry Holes
              2.     Abandonment of Wells that have Produced
              3.     Abandonment of Non-Consent Operations

VII.   EXPENDITURES AND LIABILITY OF PARTIES
       A.     LIABILITY OF PARTIES
       B.     LIENS AND PAYMENT DEFAULTS
       C.     PAYMENTS AND ACCOUNTING
       D.     LIMITATION OF EXPENDITURES
              1.     Drill or Deepen
              2.     Rework or Plug Back
              3.     Other Operations
       E.     RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES
       F.     TAXES
       G.     INSURANCE

VIII.  ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST
       A.     SURRENDER OF LEASE
       B.     RENEWAL OR EXTENSION OF LEASES
       C.     ACREAGE OR CASH CONTRIBUTIONS
       D.     MAINTENANCE OF UNIFORM INTEREST
       E.     WAIVER OF RIGHTS TO PARTITION
       F.     PREFERENTIAL RIGHT TO PURCHASE

IX.    INTERNAL REVENUE CODE ELECTION

X.     CLAIMS AND LAWSUITS

XI.    FORCE MAJEURE

XII.   NOTICES

XIII.  TERM OF AGREEMENT

XIV.   COMPLIANCE WITH LAWS AND REGULATIONS
       A.     LAWS, REGULATIONS AND ORDERS
       B.     GOVERNING LAW
       C.     REGULATORY AGENCIES

XV.    OTHER PROVISIONS

XVI.   MISCELLANEOUS



                       OPERATING AGREEMENT

    THIS AGREEMENT, entered into by and between ______________________________ ________________________________________________________ hereinafter designated and referred to as "Operator", and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as "Non-Operator", and collectively as "Non-Operators".

                           WITNESSETH:

    WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit "A", and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,

    NOW, THEREFORE, it is agreed as follows:


                            ARTICLE 1.
                           DEFINITIONS

    As used in this agreement, the following words and terms shall have the meanings here ascribed to them:
    A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.
    B. The terms "oil and gas lease", "lease" and "leasehold" shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.
    C. The term "oil and gas interests" shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.
    D. The term "Contract Area" shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit "A".
    E. The term "drilling unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.
    F. The term "drillsite" shall mean the oil and gas lease or interest on which a proposed well is to be located.
    G. The terms "Drilling Party" and "Consenting Party" shall mean Party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.
    H. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

    Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.



                           ARTICLE II.
                            EXHIBITS


    The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:
    A.     Exhibit "A", shall include the following information:
           (1)     Identification of lands subject to this agreement,
           (2) Restrictions, if any, as to depths, formations, or substances,
           (3) Percentages or fractional interests of parties to this agreement,
           (4) Oil and gas leases and/or oil and gas interests subject to this agreement,
           (5)     Addresses of parties for notice purposes.
    B.     Exhibit "B", Form of Lease.
    C.     Exhibit "C", Accounting Procedure.
    D.     Exhibit " D ", Insurance.
    E.     Exhibit "E", Gas Balancing Agreement.
    F. Exhibit " F ", Non-Discrimination and Certification of Non-Segregated Facilities.
    G.     Exhibit "G", Tax Partnership.

    If any provision of any exhibit, except Exhibits "E" and "G", is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.



                           ARTICLE III.
                       INTERESTS OF PARTIES

    A.     Interests of Parties in Costs and Production:

    Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A". In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties to the extent of all
royalties   which shall be borne as hereinafter set forth.

    Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if any such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.

    Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby.

    C.     Excess Royalties, Overriding Royalties and Other Payments:

    Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production in excess of the amount stipulated in
Article III.B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

    D.     Subsequently Created Interests:

    If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit "A", or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as "subsequently created interest" irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as ("burdened party"), and:

            1. If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

            2. If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.



                           ARTICLE IV.
                             TITLES

    A.     Title Examination:

    Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to included, in the drilling unit around such well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys.
Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:

Option No. 1: Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit "A" and shall not be a direct charge, whether performed by Operators staff attorneys or by outside attorneys.

Option No. 2: Costs incurred by Operator in procuring abstracts and fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A". Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

    Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations, as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing.

    No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the parties who are to participate in the drilling of the well.

    1. Losses of Title: All losses incurred, shall be joint losses and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.



                            ARTICLE V.
                            OPERATOR

    A.     Designation and Responsibilities of Operator:

              Wagman Petroleum, Inc.                           shall be the
Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

    B.     Resignation or Removal of Operator and Selection of Successor:

         1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operators interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

    2. Selection of Successor Operator: Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed.

    C.     Employees:

    The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

    D.     Drilling Contracts:

    All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.



                           ARTICLE VI.
                     DRILLING AND DEVELOPMENT


    A.     Subsequent Operations:

           1. Proposed Operations: Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drill-ing rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

    If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title ex-amination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.

           2. Operations by Less than All Parties: If any party receiving such notice as provided in Article VI.B.I. or VII.D.l. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

    If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party's interest as shown on Exhibit "A" or
(b) carry its proportionate part of Non-Consenting Parties' interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

    The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other in interests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

           (a) 100% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Nonconsenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Nonconsenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

           (b) 400 % of that portion of the costs and expenses of reworking, plugging back, testing and after deducting any cash contributions received under Article VIII.C., and ____% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

    An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

    During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.D.

    In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

    Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering 41 periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall reverts to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.


    If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Nonconsenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

    Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such source of supply.

    The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VI.A. except (a) as to
Article VII.D.l. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial well after it has been drilled to the depth specified in Article VIA. if it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.

           3. Stand-By Time: When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, a d the results thereof furnished to the parties, stand-by costs incurred pending response to a party's notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2, shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

           4. Sidetracking: Except as hereinafter provided, those provisions of this agreement applicable to a "deepening" operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein called "sidetracking"), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

           (a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

    If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well's salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

    In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to forty-eight (48) hours, provided, however, any party may request and receive up to eight (8) additional days after expiration of the forty-eight (48) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties. In other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

    C.     Taking Production In Kind:

    Each party shall take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in be required to pay for only its proportionate share of such part of Operators surface facilities which it uses.

    Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production,

    In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil or sell it to others at any time and from time to time, for the account of the non taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

    In the event one or more parties' separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E", or is a separate agreement.

    D.     Access to Contract Area and Information:

    Each consenting party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operators books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that re quests the information.

    E.     Abandonment of Wells:

           1. Abandonment of Dry Holes: Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned withoutthe consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

           2. Abandonment of Wells that have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the intervals) of the formations) then open to production shall tender to each of the abandon parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and production therefrom and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, who have a present working interest in such well(s).

"B". The assignments or leases so limited shall encompass the "drilling unit" upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

    Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

           3.     Abandonment of Non-Consent Operations:  The provisions of
Article VI.E.I. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.



                           ARTICLE VII.
              EXPENDITURES AND LIABILITY OF PARTIES

    A.     Liability of Parties:

    The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or joint venture or agency relationship co ventures or principals.

    B.     Liens and Payment Defaults:

    Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operators share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operators written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operators proportionate share of expense.

    If any party fails or is unable to pay its share of expense within sixty
(60) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

    C.     Payments and Accounting:

    Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C". Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

    Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month.
Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

    D.     Limitation of Expenditures:

    1. Drill or Deepen: Without the consent of all parties, no well shall be drilled or deepened, except any well eepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

    Option No. 1: All necessary expenditures for the drilling or deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.

    Option No. 2: All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have forty-eight (48) hours which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase "reworking, deepening or plugging back " as contained in Article VI.B. 2. shall be deemed to include " completing ") shall apply to the operations thereafter conducted by less than all parties.

    2. Rework or Plug Back: Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

    3. Other Operations: Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifteen Thousand Dollars ($15,000) except in connection with a well, the drilling, reworking, deepening, completing, re-completing, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties, If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non Operator so requesting an information copy thereof for any single project costing in excess of Fifteen Thousand Dollars ($15,000.00) but less than the amount first set forth above in this paragraph.

    E.Rentals, Shut-in Well Payments and Minimum Royalties:
    Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article 3.

    Operator shall notify Non-Operator of the anticipated completion of a shut in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

    F. Taxes: Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non- Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, over riding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction, If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C".

    If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C".

    Each party shall pay or cause to be paid all production, severance, exercise, gathering and other taxes imposed upon or@with respect to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement.

    G. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workmen's compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C". Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D", attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

    In the event automobile public liability insurance is specified in said Exhibit "D", or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operators automotive equipment.



                          ARTICLE VIII.

         ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

    A.     Surrender of Leases:

    The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

    However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby. Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

    Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

    B. Renewal or Extension of Leases: If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.

    If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.

    Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

    The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six
(6) months after the expiration of the existing lease shall be subject to this provision; but any lease take or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.

    The provisions in this Article shall also be applicable to extensions of oil and gas leases.

    C. Acreage or Cash Contributions: While this agreement is in force, if any party contracts or receives for a contribution of cash towards the drilling of well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.

    If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

    D. Maintenance of Uniform Interest: For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either:

    1. the entire interest of the party in all leases and equipment and production; or

    2. an equal undivided interest in all leases and equipment and production in the Contract Area.

    Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

    If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

    E. Waiver of Rights to Partition: If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.



                           ARTICLE IX.
                  INTERNAL REVENUE CODE ELECTION

    This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1954, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1954, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.



                            ARTICLE X.
                       CLAIMS AND LAWSUITS

    Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifteen Thousand Dollars ($15,000. 00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. AR costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder. All claims or suits involving title to any interest subject to this agreement shall be treated as a claim against all parties hereto.




                           ARTICLE XI.
                          FORCE MAJEURE

    If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

    The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts. or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

    The term "Force Majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.



                           ARTICLE XII.
                             NOTICES

    All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit "A". The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.



                          ARTICLE XIII.
                        TERM OF AGREEMENT

    This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.

    Option No. 1: So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

    Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in
Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or reworking operations are commenced within days from the date of abandonment of said well.

    It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.



                           ARTICLE XIV
               COMPLIANCE WITH LAWS AND REGULATIONS

    A.     Laws, Regulations and Orders:

           This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state, and to all other applicable federal, state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

    B.     Governing Laws:

    This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state
of    Texas        shall govern.

    C.     Regulatory Agencies:

    Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operator may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

    With respect ot operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operators interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operators share of production that Operator may be required to refund, rebate or pay as a result of such incorrect interpretation or application.

    Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980", as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.



                           ARTICLE XVI.
                          MISCELLANEOUS

    This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devises, legal representatives, successors and assigns.

    This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

    IN WITNESS WHEREOF, this agreement shall be effective as of ____ day of
February     , 19 94 .


                                  OPERATOR



____________________________________      ____________________________________

____________________________________      ____________________________________



                                NON OPERATORS



____________________________________      ____________________________________

____________________________________      ____________________________________


                               15 -



                           EXHIBIT "C"

Attached to and made a part of that certain Joint Operating Agreement dated 1993, by and among Natural Gas Technologies, Inc., as Non-Operator and Wagman Petroleum, Inc., as Operator.


                       ACCOUNTING PROCEDURE
                         JOINT OPERATIONS

                      I.  GENERAL PROVISIONS

1.       Definitions

         "Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached,

         "Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

         "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

         "Operator" shall mean the party designated to conduct the Joint Operations.

         "Non-Operators" shall mean the parties to this agreement other than the Operator.

         "Parties" shall mean Operator and Non-Operators.

         "First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

         "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

         "Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operators employees.

         "Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

         "Controllable Material" shall mean Material which at the tirie is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies of North America.

2.       Statement and Billings

         Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month, Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits, summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3.       Advances and Payments by Non-Operators

         Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their, share of estimated cash outlay for the succeeding month's operation. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

         Each Non-Operator shall pay its proportion of all bills within fifteen) days after receipt. If payment is not made within such time, the unpaid balance shall bear, interest monthly at the rate of twelve percent (12%) per annum or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4.       Adjustments

         Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5.       Audits

         A. Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operators accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operators. Operator shall bear no portion of the Non-Operators audit cost incurred under this paragraph unless agreed to by the Operator.

6.       Approval by Non-Operators

         Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operators proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.


                       II.  DIRECT CHARGES


Operator shall charge the Joint Account with the following items:

1.     Rentals and Royalties
       Lease rentals and royalties paid by Operator for the Joint Operations.

2.     Labor
       A.     (1)     Salaries and wages of Operators field employees directly
                      employed on the Joint Property in the conduct of Joint
                      Operations.
              (2)     Salaries of First Level Supervisors in the field.
              (3)     Salaries and wages of Technical Employees directly
                      employed on the Joint Property if such charges are excluded from the Overhead rates.

       B. Operators cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section
                      II. Such costs under this Paragraph 2B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2A of this Section II. If percentage assessment is used, the rate shall be based on the Operators cost experience.

       C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operators costs chargeable to the Joint Account under Paragraphs 2A and 2B of this Section II.

       D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II.

3.     Employee Benefits

       Operators current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operators labor cost chargeable to the Joint Account under Paragraphs 2A and 2B of ties Section 11 shall be Operators actual cost not to exceed twenty percent (20%).

4.     Material

       Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of Surplus stocks shall be avoided.

5.     Transportation

       Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

       A. If Material is moved to the Joint Property from the Operators warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store, recognized barge terminal, or railway receiving point where like Material is normally available, unless agreed to by the Parties.

       B. If surplus Material is moved to Operators warehouse or, other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store, recognized barge terminal, or, railway receiving point unless agreed to by the Parties. No charge shall be made to the Joint account for, moving Material to other properties belonging to Operator, unless agreed to by the Parties.

       C. In the application of Subparagraphs A and B above, there shall be no equalization of actual gross trucking cost of $200 or less excluding accessorial charges.

6.     Services

       The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 9 of Section II and Paragraph 1. ii of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the Overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Account unless previously agreed to by the Parties.

7.     Equipment and Facilities Furnished by Operator

       A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on investment not to exceed eight percent (8%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

       B. In lieu of charges in Paragraph 7A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

8.     Damages and Losses to Joint Property

       All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or, other cause, except those resulting from Operators gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as \ soon as practicable after a report thereof has been received by Operator.

9.     Legal Expense

       Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover, the Joint Property, except that no charge for services of Operators legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overleap provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

10.    Taxes

       All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the Operator thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties.

11.    Insurance

       Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint operations are conducted in a state in which Operator may act as self-insurer for Workmen's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operators cost not to exceed manual rates.

12.    Other Expenditures

       Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III, and which is incurred by the Operator in the necessary and proper conduct of the Joint Operations.



                          III.  OVERHEAD

1.     Overhead - Drilling and Producing Operations

       i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

           Fixed Rate Basis, Paragraph 1A, or
           Percentage Basis, Paragraph IB.

       Unless otherwise agreed to by the Parties, such charge shall be in, lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 2A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the Overhead rates provided for. in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

       ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property shall not ( ) be covered by the Overhead rates.

       A.   Overhead - Fixed Rate Basis

            (1) Operator shall charge the Joint Account at the following rates per well per month:

                   Drilling Well Rate $ 5,000.00
                   Producing Well Rate $ 300.00

            (2) Application of Overhead - Fixed Rate Basis shall be as follows:

            (a)    Drilling Well Rate

                   [1] Charges for on-shore drilling wells shall begin on the date the well is spudded and terminate on the date the drilling or completion rig is released, whichever is later, except that no charge shall be made during suspension of drilling operations for fifteen (15) or more consecutive days.

                   [2] Charges for offshore drilling wells shall begin on the date when drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location or rig is released, whichever occurs first, except that no charge shall be made during suspension of drilling operations for fifteen (15) or more consecutive days.

                   [3] Charges for wells undergoing any type of workover or re-completion for a period of five (5) consecutive days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig, commence through date of rig release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive days.

            (b)    Producing Well Rates

                   [1] An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

                   [2] Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

                   [3] An inactive gas well shut in because of over production or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

                   [4] A one-well charge may be made for the month in which plugging and abandonment operations are completed on any well.

                   [5] All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

            (3) The well rates shall be adjusted as of the first clay of April each year following tile effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

            B.     Overhead - Percentage Basis

                   (1) Operator shall charge the Joint Account at the following rates:

                        (a)  Development

                             _________ Percent (%) of the cost of Development of the Joint Property exclusive of costs provided under Paragraph 9 of Section II and all salvage credits.

                        (b)  Operating

                             _________ Percent (%) of the cost of Operating the Joint Property exclusive of costs provided under Paragraphs 1 and 9 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.

                   (2) Application of Overhead - Percentage Basis shall be as follows:
                   For the purpose of determining charges on a percentage basis under, Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening or any remedial operations on any or all wells involving the use of drilling crew and equipment; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as Operating.

2.     Overhead - Major Construction

       To compensate Operator for Overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for Overhead based on the following rates for any Major Construction project in excess of $ 100,000.00:

       A.     3  % of total costs if such costs are more than $50,000.00
              but less than   $100,000.00   ; plus
       B.     2  % of total costs in excess of   $100,000.00   but less
              than $1,000,000; plus
       C.     1  % of total costs in excess of $1,000,000.

       Total cost shall mean the gross cost of any one project. For, the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells shall be excluded.

3.     Amendment of Rates

       The Overhead rates provided for in this Section III may be amended from time to only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.



IV.  PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operators option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders, Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.     Purchases

       Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vender for any other reason, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.     Transfers and Dispositions

       Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following bases exclusive of cash discounts:

       A.     New Material (Condition A)

              (1) Tubular goods, except line pipe, shall be priced at the current new price in effect on date of movement on a maximum carload or barge load weight basis, regardless of quantity transferred, equalized to the lowest published price f.o.b. railway receiving point or recognized barge terminal nearest the Joint Property where such Material is normally available.

              (2)     Line Pipe

                      (a) Movement of less than 30,000 pounds shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property where such Material is normally available.

                      (b) Movement of 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph 2A (1) of this Section IV.

              (3) Other Material shall be priced at the current new price, in effect at (late of movement, as listed by a reliable supply store or f.o.b. railway receiving point nearest the Joint Property where such Material is normally available.

       B.     Good Used Material (Condition B)

              Material in sound and serviceable condition and suitable for reuse without reconditioning:

              (1)     Material moved to the Joint Property
                      (a) At seventy-five percent (75%) of current new price, as determined by Paragraph 2A of this Section IV.

              (2)     Material moved from the Joint Property
                      (a) At seventy-five percent (75%) of current new price, as determined by Paragraph 2A of this Section IV, if Material was originally charged to the Joint Account as new Material, or

                      (b) at sixty-five percent (65%,) of current new price, as determined by Paragraph 2A of this Section IV, if Material was originally charged to the Joint Account as good used Material at seventy-five percent (75%) of current new price.

              The cost of reconditioning, if any, shall be absorbed by the transferring property.

       C.     Other Used Material (Condition C and D)

              (1)  Condition C

                   Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph 2A of this
                   Section IV. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

              (2)  Condition D

                   All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose, shall be priced oil a basis comparable with that of items normally used or such other purpose. Operator relay dispose of Condition D Material under procedures normally utilized by the Operator without prior approval of Non-Operators.

       D.     Obsolete Material

              Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

       E.     Pricing Conditions

              (1) Loading and unloading costs may be charged to the Joint Account at the rate of fifteen cents (15 cents) per hundred weight on all tubular goods movements, in lieu of loading and unloading costs sustained, when actual hauling cost of such tubular goods are equalized under provisions of Paragraph 5 of Section II.

              (2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.     Premium Prices

       Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which tile Operator has no control, the Operator may charge the Joint Account for the required Material at the Operators actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.     Warranty of Material Furnished by Operator

       Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.



                          V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.


1.     Periodic Inventories, Notice and Representation

       At reasonable intervals, Inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operator may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.     Reconciliation and Adjustment of Inventories

       Reconciliation of a physical inventory with the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Non-Operators within six months following the taking of the inventory. Inventory adjustments shall be made by Operator with the Joint Account for overages and shortages, but Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.     Special Inventories

       Special Inventories may be taken whenever there is any sale or change of interest in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory.

4.     Expense of Conducting Periodic Inventories

       The expense of conducting periodic Inventories shall not be changed to the Joint Account unless agreed to by the Parties.



                            Exhibit A
- ------------------------------------------------------------------------------


Property to be               Net Revenue                   Working Interest
Purchased:                   Percent(%):                   Percent(%):

Aldridge                     80.0000                       100.0000
Chadbourne Ranch 30:L-1       2.3000                         2.8750
Chadbourne Ranch 431-IH       5.5290                         6.8550
Chadbourne Ranch 431-2       13.9700                        17.4200
Herring                      19.5000                        24.0000
Herring 122-1                10.0000                        12.5000
Herring 122-2H               16.1480                        20.1840
McDonald                     44.7150                        44.7150
Neal 2&3                     18.9740                        23.7680
John Rhone                    9.8320                        13.7643
Rhone 119-IH                 15.6000                        19.5000
Rhone A                      19.5000                        25.0000
Rhone A-3H                   14.0897                        17.8345
Sealy Smith 55                9.3500                        11.6875
Stowe #1                     32.7700                        40.9700
Wagman #1                    22.4263                        28.7550


Proven Undeveloped           Net Revenue                   Working Interest
Acreage:                     Percent(%):                   Percent(%):

Chadbourne Ranch 431         20.0000                        25.0000
Stowe                        80.0000                       100.0000
Higgins                      80.0000                       100.0000



                           EXHIBIT "B"

             MEMORANDUM OF JOINT OPERATING AGREEMENT

     This Memorandum hereby provides evidence and notice of a Joint Operating

Agreement, dated February 1, 1994, effective February 1, 1994, by and between Natural Gas Technologies, Inc. as Non-Operators, and Wagman Petroleum, Inc. as Operator.


Said Joint Operating Agreement was entered into for the purpose of exploring and developing oil and gas leases and/or interests for the production of oil and gas from the lands subject to the Agreement as follows:

                         SEE EXHIBIT "A"

Attached to said Agreement and incorporated therein is a Financial Protection Agreement, which is attached hereto and incorporated herein by reference.

A copy of this Agreement is on deposit at:

                      WAGMAN PETROLEUM, INC.
                       241 Pine Street, #9B
                        Abilene, TX  79601
                          (915) 677-3366

and may be reviewed by requesting same from:

                         Brent A. Wagman

This Memorandum is dated February 1, 1994.

OPERATOR:                                 Non-Operator:

Wagman Petroleum, Inc.                    Natural Gas Technologies, Inc.



BY:  _______________________________      ____________________________________
     Brent A. Wagman                      Vice President
     President


                         ACKNOWLEDGEMENTS


STATE OF TEXAS       }
                }
COUNTY OF TAYLOR}

     This instrument was acknowledged before me this ____ day of ____________, 1994, by Brent A. Wagman, President of Wagman Petroleum, Inc. , a Florida Corporation.



                                          ____________________________________
                                          Notary Public in and for
                                          The State of Texas


My Commission Expires                     Printed Name of Notary:

____________________________________      ____________________________________




STATE OF TEXAS       }
                }
COUNTY OF TAYLOR}


     This instrument was acknowledged before me this ____ day of ____________, 1994, by __________, Vice President of Natural Gas Technologies, Inc., a Texas Corporation.



                                          ____________________________________
                                          Notary Public in and for
                                          The State of Texas


My Commission Expires                     Printed Name of Notary:

____________________________________      ____________________________________



                            EXHIBIT "D"


                            INSURANCE
             Attached to and made a part of that certain Joint Operating Agreement dated __________ by and between Wagman Petroleum, Inc. as OPERATOR and Natural Gas Technologies, Inc. as Non-Operator.


Operator shall maintain for the benefit of all parties hereto, insurance of the types and in the maximum amounts as described in (a) through (e) below. Such insurance may carry reasonable deductibles. Premiums for such insurance shall be charged to the Joint Account.

Non-Operating working interest owners shall be named as additional insureds on the liability insurance policies, but only with respect to the performance of all work hereunder and only to the limits shown in this agreement.

All such insurance shall be carried by an acceptable insurer or insurers; shall be maintained in full force and effect during the term of this agreement; and shall not be canceled, altered or amended without thirty (30) days prior written notice. If so required, Operator agrees to have its insurance carrier furnish certificates of insurance evidencing such insurance coverages.


Non-Operating working interest owners agree that the limits and coverage carried by Operator are adequate. Such coverages and limits may change or be unavailable from time to time and Operator does not guarantee their continuance but will use its best efforts to provide such coverages and limits at reasonable costs.

Operator and Non-Operating working interest owners agree to mutually waive Subrogation in favor of each other on all insurance carried by each party and/or to obtain such waiver from the insurance carrier if so required by the insurance contract. If such a waiver is not obtained, the party failing to do so shall indemnify the other party for any claim by an insurance carrier arising out of subrogation.

a. Worker's Compensation insurance in full compliance with all applicable state and federal laws and regulations.

b. Employer's Liability insurance in the limits of $500,000 per accident covering injury or death to any employee who may be outside the scope of the Worker's Compensation scope of the Worker's Compensation statute of the state in which the work is performed. (Non-Operating working interest owners shall be named as additional insureds only if permitted by the insurer).

c. Commercial (or Comprehensive) General Liability insurance with combined single limits per occurrence of $500,000 (and general aggregate if applicable of $1,000,000) for Bodily Injury and Property Damage, including Property Damage by Blowout and Cratering. Completed Operations, and Broad Form Contractual Liability as respects any contract into which the Operator may enter under the terms of this Agreement.

d. Automobile Liability insurance covering owned, non-owned and hired automotive equipment with limits for Bodily Injury and Property Damage of $100,000.

e. Operator shall carry Operators Extra Expense("OEE") insurance covering the costs of controlling a blowout, the expenses involved in redrilling or restoring the well, certain other related costs and seepage and Pollution Liability. (These are descriptive terms only and exact coverage can be found only in the policy.) The limits for this insurance vary according to depth and location of well. Non-Operating working interest owners not wishing to be covered under this policy must notify Operator prior to spud date and provide evidence of satisfactory OEE Insurance on a certificate furnished by the Operator; and, by such refusal of coverage each Non-Operating working interest owner agrees to be responsible for his proportionate share of such loss and indemnify the Operator for any such loss that would have been covered under Operator's OEE coverage, regardless of the degree or type of negligence, either sole, joint, concurrent or gross, anything in this Agreement to the contrary notwithstanding.



                           EXHIBIT "E"

                     GAS BALANCING AGREEMENT

              Attached to and made a part of that certain Joint Operating Agreement dated February 1, 1994, by and between Wagman Petroleum, Inc. as Operator and Natural Gas Technologies, Inc. as Non-Operator(s).


1.  Ownership of Gas Production

    (a) It is the intent of the parties that each party shall have the right to take in kind and separately dispose of its proportionate share of gas (including casinghead gas) produced from each formation in each well located on acreage ("Contract Area") covered by the Operating Agreement to which this
Exhibit is attached "Operating Agreement").

    (b) Operator shall control the gas production and be responsible for administering the provisions of this Agreement, and shall make reasonable efforts to deliver or cause to be delivered gas to the parties' gas purchasers as may be required in order to balance the accounts of the parties in accordance with the provisions herein contained. For the purposes of this Agreement, Operator shall maintain production accounts of the parties based upon the number of MMBTU's actually contained in the gas produced from a particular formation in a well and delivered at the outlet of lease equipment for each party's account regardless of whether sales of such gas are made on a wet or dry basis. All references in the Agreement to quantity or volume shall refer to the number of MMBTU's contained in the gas stream. Toward this end, Operator shall periodically determine or cause to be determined the BTU content of gas produced from each formation in each well on a consistent basis and under standard conditions pursuant to any method customarily used in the industry.

2.  Balancing of Production Accounts

    (a) Any time a party, or such party's purchaser is not taking or marketing its full share of gas produced from a particular formation in a well ("non-marketing party"), the remaining parties ("marketing party") shall have the right, but not the obligation, to produce, take, sell and deliver for such marketing parties accounts, in addition to the full share of gas to which the marketing parties are otherwise entitled, all or any portion of the gas attributable to a non-marketing party. (Gas attributable to a non-marketing party, taken by a marketing party, is referred to in this Agreement as "overproduction"), if there is more than one marketing party taking gas attributable to a non-marketing party's gas in the ratio that such marketing party's interest in production of all marketing parties.

    (b) A party that has not taken its proportionate share of gas produced from any formation in a well ("Underproduced Party") shall be credited with gas in storage equal to its share of gas produced but not taken, less its share of gas used in lease operations, vented or lost when a marketing party has elected to take gas attributable to such non-marketing party ("underproduction"). Such Underproduced Party, upon giving timely written notice to Operator, shall be entitled, on a monthly basis beginning the month following receipt of notice, to produce, take, sell and deliver, in addition to the full share of gas to which such party is otherwise entitled, a quantity of gas ("make-up gas") equal to fifty percent (50%) of the total share of gas attributable to all parties having cumulative overproduction ("Overproduced Party"). Such make-up gas shall be credited against such Underproduced Party's accrued underproduction in order of accrual (first in, first out accounting method). Notwithstanding the foregoing and subject to subsection
(e) below, and Overproduced Party shall never be obligated to reduce its takes to less than fifty percent (50%) of the quantity to which such party is otherwise entitled.

    (c) If there is more than one Underproduced Party desiring make-up gas, each such Underproduced Party shall be entitled to make-up gas in the ratio that such party's interest in production bears top the total interest in production of all parties then desiring make-up gas. Any portion of the make-up gas to which an Underproduced Party is entitled and which is not taken by such Underproduced Party may be taken by any other Underproduced Party.

    (d) If there is more than one Overproduced Party required to furnish make-up gas, each such Overproduced Party shall furnish make-up gas in the ratio that such party's interest in production bears to the total interest in production of all parties then required to furnish make-up gas. Except as provided in (e) below, each Overproduced Party in any formation in a well shall be entitled, on a monthly basis, to take its full share of gas less its share of the make-up gas then being produced from the particular formation in the well which it is overproduced.

    (e) If an Overproduced Party has recovered eighty percent (80%) of the overproduced Party's share of the recoverable reserves from a particular formation in a well, such Overproduction Party, upon being notified in writing of such fact by Operator, shall cease taking gas from such formation in such well and the remaining parties shall be entitled to take one hundred percent (100 of such production until the accounts of the parties are balanced. Thereafter, such Overproduced Party shall again have the right to take its share of the remaining production, if any, in accordance with the provisions herein contained. Notwithstanding anything to the contrary herein, after an Overproduced Party has recovered its full share of the recoverable reserves as so determined by the Operator from a particular formation in a well, such Overproduced Party may continue to produce if such continued production is (i) necessary for lease maintenance purposes or (ii) permitted by a majority of the interest of the parties who have not produced their recoverable reserves from such formation in such well, such majority approval to be evidenced by a written ballot conducted by Operator.

3.  Cash Balancing Upon Depletion

    (a) If gas production from a particular formation in a well ceases and no attempt is made to restore production within sixty (60) days thereof, Operator shall distribute, within ninety (90) days of the date the well last produced gas from such formation, a statement of net unrecouped underproduction and overproduction and the months and years in which such unrecouped production accrued ("final accounting").

    (b) Within thirty (30) days of receipt of such final accounting, each Overproduced Party shall remit to Operator for disbursement to the Underproduced Party a sum of money (which sum shall not include interest) equal to the amount actually received or constructively received under subparagraph (e) below, by Overproduced Party for sales during the month(s) of overproduction, calculated in order of accrual but less applicable taxes, royalties and reasonable costs of marketing and transporting such gas actually paid by such Overproduced Party. Such remittance shall be based on number of MMBTU's of overproduction and shall be accompanied by a statement showing volumes and prices for each month with accrued unrecouped overproduction.

    (c) Within thirty (30) days receipt of any such remittance by Operator from an Overproduced Party, Operator shall disburse such funds to the Overproduced Party in accordance with the final accounting. Operator assumes no liability with respect to any such payment (unless such payment is attributable to Operator's overproduction, it being the intent of the parties that each Overproduced Party shall be solely responsible for reimbursing each Underproduced Party for such Underproduced Party's respective share of overproduction taken by such Overproduced Party in accordance with the provisions herein contained. If any party fails to pay any such sum due under the terms hereof after demand therefore by the Operator, the Operator may turn responsibility for the collection of such sum to the Underproduced Party to whom it is owed, and Operator shall have no further responsibility for collection.

    (d) In determining the amount of overproduction for which settlement is due, production taken during any month by an Underproduced Party in excess of such Underproduced Party's share shall be applied to reduce prior deficits in the order of accrual of such deficits.

    (e) An overproduced Party that took gas in kind for its own use, sold gas to an affiliate, or otherwise disposed of gas in other than a cash sale shall pay for such gas at market value at the time it was produced, even if the Overproduced Party sold such gas to an affiliate at the price greater or lesser than market value.

    (f) If refunds are later required by any governmental authority, each party shall be accountable for its respective share of such refunds as finally balanced hereunder.

4.  Deliverability Tests

    At the request of any party, Operator may produce the entire well stream for a deliverability test not to exceed seventy-two (72) hours in duration (or such longer period of time as may be mutually agreed upon by the parties) if required under such requesting party's gas sales or transportation contract.

5.  Nominations

    Each party shall, on a monthly basis, give Operator sufficient time and data either to nominate such party's respective shares of gas to the transporting pipeline(s) or, if the Operator is not nominating such party's gas, to inform Operator of the manner in which to dispatch such party's gas. Except as and to the extent caused by Operator's gross negligence or willful misconduct, Operator shall not be responsible for any fees and/or penalties associated with imbalance charges by any pipeline to any Underproduced or Overproduced Party.

6.  Statements

    On or before the twenty-fifth (25th) day of the month following the month of production, each party taking gas shall furnish or cause to be furnished to Operator a statement of gas taken expressed in terms of MMBTU's. If actual volume information sufficient to prepare such statement is not made available to the taking party in sufficient time to prepare it, such taking party shall nevertheless furnish a statement of its good faith estimate of volume taken. Within twenty (20) days of the receipt of all such statements, Operator shall furnish to each party a statement of the gas balance among the parties including the total quantity of gas produced from each formation in each well, the portion thereof used in operations, vented or lost and the total quantity delivered for each party's account. Any error or discrepancy in Operator's monthly statement shall be promptly reported to Operator and Operator shall make a proper adjustment thereof within thirty (30) days after final determination of the correct quantities involved; provided, however, that if no errors or discrepancies are reported to Operator within two (2) years from the date of any statement, such statement shall be conclusively deemed to be correct. Additionally, within ninety (90) days from the end of each calendar year, or from a transfer of interest of a party hereto, non-operators or such transferring party shall furnish to Operator, for the sole purpose of establishing records sufficient to verify cash balancing values, a statement reflecting amounts actually received or constructively received udder paragraph 3(e), on a monthly basis for the calendar year preceding the immediately concluded calendar year.

7.  Payment of Taxes

    Each party taking gas shall pay or cause to have paid any and all production, severance, utility, sales, excise or other taxes due on such gas.

8.  Operating Expenses

    The operating expenses are to be borne as provided in the Operating Agreement, regardless of whether all parties are selling or using gas or whether the sales and use of each are in proportion to their respective interests in such gas.

9.  Overproducing Allowable

    Each party shall give Operator sufficient time and data to enable Operator to make appropriate nominations, forecasts and/or filings with the regulatory bodies having jurisdiction to establish allowable. Each party shall at all times regulate its takes and deliveries from the Contract Area so that the well(s) covered hereby shall not be curtailed and/or shut-in for overproducing the allowable production assigned thereto by the regulatory body having jurisdiction.

10.  Payment of Leasehold Burdens

     At all times while gas is produced from the Contract Area, each party agrees to make appropriate settlement of all royalties, overriding royalties and other payments out of or in lieu of production for which such party is responsible just as if such party were taking or delivering to a purchaser such party's full share only, of such gas production exclusive of gas used in





                         Other Provisions


     The provisions of this Article shall take precedence over any provisions in this Operating Agreement which may be in conflict therewith.

  1. Non-Consent - "In or Out". Notwithstanding any provision to the contrary set out in Article VI.B.1-2 and Article VI.D.1 (Option No.2), any party that elects not to participate in the drilling of a well proposed hereunder, or having elected to participate in such drilling, elects not to participate in completion of such well in accordance with Article VII.D.1 (Option No.2), shall forfeit all right, title, and interest in and to the spacing unit for such well as established under the applicable regulatory authority, and in and to such well and all equipment thereon or appurtenant thereto, and will promptly assign, free of Subsequently Created Interests, its right, title and interest in such unit (and the oil and gas leases comprising same) and such well and the equipment thereon or appurtenant thereto to the parties participating in the drilling or completion of such well, as the case may be, in proportion to the interests at which such parties are participating in the drilling or completion, as the case may be. Should the size of the unit be reduced by the regulatory authority subsequent to a party's election not to participate in a drilling or completion operation, such a reduction shall not effect a change in the acreage forfeited and relinquished hereunder by a Non-Consenting Party.


  2. Payment of Texas. Operator shall pay or cause to be paid all taxes, either State or Federal, except Windfall Profits Taxes, owing or which may be payable on production from the Contract Area, whether in the form of a severance or production tax; provided, however, if at any time any party is taking its share of production in kind or separately disposing of its share of the production, such party shall pay or cause to be paid said taxes as to such production.

  3. Priority of Operation. It is agreed that where a well, which has been authorized under the terms of this Agreement by all parties, or by one or more but less than all parties under Article VI.B.2., shall have been drilled to the objective depth or the object formation, whichever is deepest, and the parties participating in the well cannot agree upon the sequence and timing of further operations regarding such well, the following elections shall control in the order enumerated hereafter: (1) an election to do additional logging, coring, or testing; (2) an election to attempt to complete the well at either the objective depth or objective formation; (3) an election to plug back and attempt to complete said well; (4) election to deepen said well; and (5) an election to side-track the well.

  It is agreed, however, that if at the time said participating parties are considering any of the above election the hole is in such a condition that a reasonably prudent Operator would not conduct the operations contemplated by the particular election involved for fear of placing the hole in jeopardy or losing same prior to completing the well in the objective depth or objective formation, such election shall not be given the priority hereinabove set forth.

  4. Prior Operating Agreement. If any of the lands and depths which are subject to this Operating Agreement were subject to any other Operating Agreement between the parties hereto, or any other parties, covering any other lands and depths, then this Operating Agreement shall supersede such other Operating Agreement as to such interests, for the term of this Operating Agreement.

  5. Execution Documents. This Agreement shall be binding upon Operator and each Non-Operator when this Agreement or a counterpart thereof has been executed by any such Non-Operator and the Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract area or which own, in fact, an interest in the Contract Area. The failure of any party to execute this Agreement shall not render it ineffective as to any party which does execute the same. This Agreement may also be ratified by separate instrument referring hereto, each of which shall have the effect of the original Agreement and of adopting by reference all of the provisions herein contained.

  It is not the intent of the parties that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of an absolute power of alienation or other rule regarding the vesting or duration of estates, and this Agreement shall be construed as not violating such rule to the extent that same can be so construed consistent with the intent of the parties. In the event, however, any such provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule which will result in no violation.

  This Agreement is made solely for the benefit of those persons who are the signatory parties hereto (including those persons succeeding to all or a part of the interest of any original party if such succession is recognized under the other provisions hereof), and no other person shall have a claim or be entitled to enforce any rights, benefits, or obligations under this Agreement.

  6. Regulatory Expenses. Notwithstanding anything to the contrary contained in this Operating Agreement or the Accounting Procedure (Exhibit "C"), the following items pertaining to the Contract Area shall not be considered as administrative Overhead, but Operator subject to Non-Operators approval pursuant to Article VII.D.3., shall be entitled to make a direct charge against the joint account for same:


  Fees for legal services, title costs, costs and expenses in connection with preparations and presentation of evidence and exhibits at Governmental Regulatory hearings, preparation and handling of application to and hearings before the Federal Energy Regulatory Commission and other government agencies or regulatory bodies; provided, however, that such services,. hearings, and applications relate directly to operations on the Contract Area. No direct charges shall be permitted against the joint account for participation in proceedings of a general nature or application, including but not limited to, rule makings and policy makings before the Federal Energy Regulatory Commission and other governmental agencies or regulatory bodies.

Non-Operator agrees to indemnify and hold Operator harmless from any and all losses, damages, injuries, claims and causes of action arising out of sight of, incident to, or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy of Federal Energy Regulatory Commission or predecessor or successor agencies (or any other governmental regulatory agencies, bodies or boards or commissions) to the extent Operator's interpretation or application of such rules, rulings, regulations or orders were made in good faith and exercise of reasonable care. All fines, interests, penalties, etc. levelled by OSHA, DOE, EPA, FTC or any other governmental agency which result from action taken in good faith and with the exercise of reasonable care shall be paid for out of the Joint Account

  7. Operator's Right to Receive and Net out Revenues. Notwithstanding the provision of Article VI.C., Operator shall have the right to receive from all purchasers of production the proceeds attributable to the interest of such Non-Operator, and such Non-Operators hereby agree to and hereby do authorize and direct the purchasers of production to make direct payment to Operator of their respective shares of all proceeds from the sale of production in such event. Operator is authorized to deduct each month from the proceeds so received from the purchasers of production all operating costs and charges assessable to such Non-Operators and permitted under this Agreement, and remit to such Non-Operators their respective net shares of the said proceeds.

  8. Bankruptcy. If, following the granting of relief under the Bankruptcy Code to any party hereto as debtor thereunder, this Agreement should be held to be an executory contract within the meaning of 11 U.S.C. 365, then the Operator,or (if the Operator is the debtor in bankruptcy) any other party, shall be entitled to a determination by debtor or any trustee for debtor within thirty (30) days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this Operating Agreement. In the event of an assumption, Operator or said other party shall be entitled to adequate assurance to future performance of debtor's obligation hereunder and the protection of the interest of all other parties.

  9. Parties to Operations. With respect to an operation pursuant to this Agreement in which less than all of the parties have participated and for which the Consenting Parties have not been fully reimbursed for the amounts provided in Article VI.B. ("Non-consent Well"), the right to propose and to participate in further operations under Article VI.B. for such well shall be limited to only those parties which elected to participate in such Non-Consent Well. If less than all the parties elect to participate in a drilling or deepening operation proposed pursuant to Article VI.B., the interest relinquished by the Non-Consenting parties to the Consenting Parties under
Article VI.B.2. shall relate only and be limited to the lesser of i) the total depth actually drilled, or ii) the objective depth or formation of which the parties were given notice under Article VI.B.1. ("Initial Proposed Objective"). In the event any Consenting Party desires to drill or deepen a Non-Consent Well to a depth below the initial Proposed Objective, such Party shall give notice thereof, complying with the requirements of Article VI.B.1, to all parties (including Non-Consenting Parties). Thereupon Article VI.B. shall apply and all parties receiving such notice shall have the right to participate or not participate in the drilling of such Well pursuant to said
Article VI.B. In the event, however, any Non-Consenting Party shall pay or make reimbursement (as the case may be) of its proportional share of the costs and expenses incurred in drilling said well from the surface to total depth, as deepened or proposed to be deepened, which Non-Consenting Party would have paid if such well had initially been proposed to be drilled to such depth and Non-Consenting Party had agreed to participate therein.

  10. Required Operations. Notwithstanding any of the provisions of this Agreement (including this "Other Provisions" rider), if a proposed operation is necessary to maintain a lease covered by this Agreement in force or to earn a lease or interest therein under an Agreement which would otherwise expire unless such operations are conducted, then in lieu of being penalized under
Article VI.B.2., each Non-Consenting Party shall assign to Consenting Parties all of such Non-Consenting Party's right, title and interest in and to the interest(s) or portion thereof which would be lost or not earned if such operation was not conducted, together with any lease or interest therein pooled therewith to form a pool or unit under the regulations of the governmental authority having jurisdiction or under any applicable agreement. Such assignment shall be promptly due upon commencement of said proposed operations by Consenting Parties, and if the assignment is in favor of more than one party, the assigned interest shall be shared by the Consenting Parties in the proportion that the interest of each bears to the interest of all Consenting Parties unless otherwise agreed to in writing. Each such assignment shall be free of any subsequently created interest arising under
the assigning party.   For the purposes of defining necessary operations to
maintain a lease or agreement to earn a lease(s) in force which would otherwise expire, such operations will be deemed necessary if proposed within six (6) months of the date the lease or agreement would otherwise expire. Nothing herein shall be construed as requiring a relinquishment of a party's interest in any producing wells or spacing units associated therewith.

  11. Assignment. No assignment or other transfer or disposition of any interest subject to this Agreement shall be effective as to Operator or the other parties hereto until the first day of the month following the month in which i) Operator receives a duplicate of a certified copy of the instrument evidencing such assignment, transfer or disposition, and ii) the person receiving such assignment, transfer or disposition has become obligated by instrument satisfactory to Operator to observe, perform and be bound by all of the covenants, terms and conditions of this Agreement, including all exhibits, attachments, or amendments hereto Prior to such date, neither Operator nor any other party shall be required to recognize such assignment, transfer or disposition for any purpose ut may continue to deal exclusively with the party making such assignment, transfer or disposition in all matters under this Agreement, including billings. No assignment or other transfer or disposition of an interest subject to this Agreement shall relieve a party of its obligations accrued prior to the effective date aforesaid.

  12. Collection. In the event Operator shall ever be required to bring legal proceedings in order to collect any sums due from any Non-Operator under this Agreement, then Operator shall also be entitled to recover all court costs, costs of collection, and reasonable attorney's fees, which costs the lien provided for herein shall also secure, if the Operator is the successful party.

  13. Advance of Well Costs. If a proposal is made pursuant to this Operating Agreement for the drilling, completing, deepening, reworking, sidetracking, or recompletion of any well, any Non-Operator electing to participate in the proposed operation shall no later than thirty (30) days prior to the proposed spud date (if drilling) or the proposed commencement date of any operation other than drilling advance its portion of the proposed costs to Operator. Failure of any Non-Operator to advance its share of the costs within the thirty (30) day period shall constitute a withdrawal of its consent and an election by such Non-Operator to become a non-consenting party to such operation. The provisions of this Article XV shall be in addition to and not in lieu of other provisions of the Operating Agreement, and particularly Article VII.C.

  14. Proposal of Operations. Only the Operator may propose the drilling, completing, deepening, sidetracking, reworking or recompleting of a well on the Contract Area.